Exhibit 10.30

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

November 18, 2019

Editas Medicine, Inc.

11 Hurley Street

Cambridge, MA 02141

Attn.:  Cynthia Collins, CEO

Re: Treating [**] as Co-Exclusive Target; Treatment of Co-Exclusive Targets

Dear Cynthia,

This letter agreement (“Letter Agreement”) is entered into as of the date provided above (the “Effective Date”) by and between, on the one hand, the President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, MA 02138 (“Harvard”) and The Broad Institute, Inc., a non-profit Massachusetts corporation, with a principal office at 415 Main Street, Cambridge, MA 02142 (“Broad,” together with Harvard, the “Institutions” and each individually, an  “Institution”) and, on the other hand, Editas Medicine, Inc., a Delaware corporation, with a principal office at 11 Hurley Street, Cambridge, MA 02141 (“Company”). Company and the Institutions are each referred to herein as a “Party” and together, the “Parties.”

Reference is hereby made to (a) that certain Amended and Restated Cas9-I License Agreement by and between, on the one hand, Harvard and Broad and, on the other hand, Company, dated as of October 29, 2014, and amended and restated as of December 16, 2016 (the “Cas9-I Agreement”), (b) that certain Cas9-II License Agreement by and between Broad and Company, dated as of December 16, 2016 (the “Cas9-II Agreement”) and (c) that certain Cpf1 License Agreement by and between Broad and Company, dated as of December 16, 2016 (the “Cpf1 Agreement” and, collectively with the Cas9-I Agreement and the Cas9-II Agreement, the “Agreements” and each individually, an “Agreement”).

The Parties acknowledge that on December 7, 2018, the Company received a Proposed Product Notice for a product directed at the gene target [**] (the “[**] Notice”).  The Institutions desire to have products covered or enabled by the Patent Rights (as defined in each Agreement) developed and commercialized to benefit the public and the Company desires to adjust its obligations with respect to the gene target [**] and the other Co-Exclusive Targets under the Agreements. Therefore, the Parties desire to waive the provisions of Sections 2.6 of the Agreements with respect to the [**] Notice,  designate an additional Co-Exclusive Target under the Agreements and make other adjustments regarding the treatment of Co-Exclusive Targets as set forth herein.

The Parties hereby agree as follows:

1.    Notwithstanding anything to the contrary in the Agreements, as of the Effective Date, [**] shall be added to the schedule of Excluded Targets under each Agreement and shall be deemed to be a Co-Exclusive Target under each Agreement.

2.    Notwithstanding anything to the contrary in the Agreements, solely with respect to Proposed Products for which the Gene Target is a Co-Exclusive Target for which Broad or (solely with respect to the Cas9-I Agreement) Broad and Harvard have granted or have indicated to Company an intention to grant to a Third Party a license under the applicable Patent Rights in the applicable Field, the Quiet Period under each Agreement shall be deemed to be in effect until March 15, 2021. For the avoidance of doubt, the foregoing applies only with respect to the mechanism set forth in Section 2.6 of each Agreement, and does not restrict any other rights of Broad or Harvard under each Agreement, including Broad’s or Broad’s and Harvard’s, as applicable, right to grant a Third Party a license under any of the Patent Rights licensed under any Agreement in the applicable Field with respect to products directed to a Co-Exclusive Target.

3.    Notwithstanding anything to the contrary in the Agreements, following the Effective Date, with respect to running royalties on Net Sales of products, the royalty rates and terms set forth in Exhibit A shall apply in place of the royalty rates and terms set forth in the tables in Section 4.5.1.1 and Section 4.5.1.2 of the Cas9-I and Cas9-II Agreements and Section 4.4.1.1 and Section 4.4.1.2 of the Cpf1 Agreement solely with respect to Licensed Products and Enabled Products under one or more of the Agreements that are (a) products for prevention or treatment of human disease and (b) directed to a Co-Exclusive Target ((a) and (b) collectively “Co-Exclusive Products”).  For clarity, a single royalty based on the rates set forth in Exhibit A shall be due for each Co-Exclusive Product regardless of whether Patent Rights covering such Co-Exclusive Product are licensed under one or more of the Agreements.

4.    Notwithstanding anything to the contrary in the Agreements, following the Effective Date, the royalty offset provisions of Section 4.5.2.1 of the Cas9-I and Cas9-II Agreements and Section 4.4.2.1 of the Cpf1 Agreement shall not apply to any Co-Exclusive Products and Company shall be entitled to offset royalties owed to the Institutions for Co-Exclusive Products as set forth in Section 4.5.2.3 of the Cas9-I and Cas9-II Agreements and Section 4.4.2.3 of the Cpf1 Agreement.

5.    Notwithstanding the foregoing paragraphs 3 and 4, solely with respect to Co-Exclusive Products, on an Agreement-by-Agreement and Co-Exclusive Target-by-Co-Exclusive Target basis, (a) if a Third Party co-exclusive licensee in the Field under the Patent Rights licensed to Company under an Agreement (or such Third Party’s sublicensee under such Patent Rights) publicly discloses that it has initiated a research or development program that uses technology covered by such Patent Rights and is directed to one or more Co-Exclusive Targets (a “Competing Program”), then Company, Broad or, solely in case of the Cas9-I Agreement, Harvard may notify the other party(ies) to this Letter Agreement of such Competing Program or (b) if Company, Broad’s Office of Strategic Alliances and Partnering or, solely in case of the Cas9-I Agreement, Harvard’s Office of Technology Development (the “Informed Party”) receives credible information that such co-exclusive licensee (or its sublicensee) has initiated a Competing Program directed to one or more Co-Exclusive Targets and such Competing Program has not been publicly disclosed, then the Informed Party shall notify the other party(ies) to this Letter Agreement of such Competing Program, in each case subject to the Informed Party’s (and if the Informed Party is Broad’s Office of Strategic Alliances and Partnering, then Broad’s, and if the Informed Party is Harvard’s Office of Technology Development, then Harvard’s) confidentiality obligations to Third Parties (each such notice under the foregoing clauses (a) and (b), a “Competing Program Notice”). Upon a party’s receipt of a Competing Program Notice, (i) the running royalties payable under Exhibit A and the milestones set forth in Sections 4.4.1 and 4.4.2 of the Cas9-I and Cas9-II Agreements and Sections 4.3.1 and 4.3.2 of the Cpf1 Agreement, as applicable, for Co-Exclusive Product(s) directed to the Co-Exclusive Target that is(are) the subject of such Competing Program Notice shall be reduced by [**] percent ([**]%) of the amounts otherwise payable under Exhibit A or

Sections 4.4.1 and 4.4.2 of the Cas9-I and Cas9-II Agreements and Sections 4.3.1 and 4.3.2 of the Cpf1 Agreement, as applicable, during the applicable Competing Program Term (as defined below), and (ii) if Company has made running royalty or milestone payments under the applicable Agreement with respect to such Co-Exclusive Products prior to the receipt of such Competing Program Notice, then Company shall be entitled to offset the foregoing deduction against future royalties or milestones payable under such Agreement with respect to such Co-Exclusive Products, as applicable, during the applicable Competing Program Term, subject to the terms of paragraph 6 below. Disputes arising under this paragraph 5 shall be referred to the Executive Officers pursuant to the Dispute resolution section of the applicable Agreement, and there shall be no reduction in royalties or milestones or credit pursuant to this paragraph 5 during the pendency of any such dispute.

“Competing Program Term” means, with respect to a Competing Program, the period beginning on the date of a party’s receipt of the applicable Competing Program Notice and ending upon the earlier of the following: (a) the date on which the applicable Third Party publicly discloses that such Competing Program has ended, (b) the date on which an Informed Party receives credible information that such Competing Program has ended or (c) the date on which the applicable Third Party becomes an Affiliate of Company. In the event that Company is the “Informed Party” under the foregoing clause (b), Company shall promptly notify Broad and, if applicable, Harvard of the applicable credible information described in the foregoing clause (b).

6.    Notwithstanding anything to the contrary in the Agreements or this Letter Agreement, on an Agreement-by-Agreement and product-by-product basis, at any time when Company is entitled to offset the running royalty payments payable under Exhibit A,  with respect to a Co-Exclusive Product under both paragraph 5 above and any other royalty offset provision in an Agreement, in no event shall running royalty payments for such Co-Exclusive Product under Exhibit A be reduced such that Broad receives (or the Institutions or Payee Institutions receive, as applicable) running royalty payments at less than [**] percent ([**]%) of the applicable royalty rate set forth in Exhibit A.

7.    In addition to the obligations set forth in Sections 11.3 of the Agreements, the Parties hereby agree that any public statement or press release issued by a Party regarding or mentioning the Co-Exclusive Targets shall (i) refer to the rights licensed by the Institutions with respect to such targets as co-exclusive under the Agreements and (ii) in no way represent that the Parties followed the Inclusive Innovation Model procedures as set forth in Sections 2.6 of the Agreements with regard to the gene target [**], unless the other Party has provided prior written approval otherwise after the Effective Date.

8.    The Parties agree that, as of the Effective Date, all requirements, rights and obligations under Sections 2.6 of the Agreements with respect to the [**] Notice are hereby permanently and irrevocably waived.

9.    All capitalized terms used herein and not otherwise defined shall have the meaning given to them in the applicable Agreement.

10.  Except as explicitly set forth in this Letter Agreement, the Agreements remain unchanged and their terms and conditions and the rights and obligations of the Parties thereunder remain in full force and effect.

11.  Except as otherwise set forth herein, this Letter Agreement may not be amended, waived or terminated without the written consent of both the Licensor Institutions and Company.

12.  This Letter Agreement may not be assigned except in connection with an assignment of an Agreement in accordance with the terms thereof and solely with respect to the rights and obligations herein that relate to such Agreement.

13.  This Letter Agreement shall be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision.

14.  This Letter Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Once signed, any reproduction of this Letter Agreement made by reliable means (e.g., pdf, photocopy, facsimile) shall be considered an original.

(Signature Page Follows)

Sincerely,

/s/ Jesse Souweine
Jesse Souweine
Chief Operating Officer
The Broad Institute, Inc.

/s/ Isaac T. Kohlberg
Isaac T. Kohlberg
Senior Associate Provost and
Chief Technology Development Officer
Harvard University

Acknowledged and Agreed:

/s/ Cynthia Collins
Cynthia Collins
Chief Executive Officer
Editas Medicine, Inc.

EXHIBIT A

Royalty rates under the Agreements that are solely applicable to Licensed Products and Enabled Products that are (a) products for the prevention or treatment of human disease and (b) directed to a Co-Exclusive Target:

Licensed Products

Royalty Tiers	Royalty Rate
The portion of aggregate annual Net Sales up to and including [**] dollars ($[**])	[**]% of Net Sales by Company, its Affiliates, and Sublicensees
The portion of aggregate annual Net Sales greater than [**] dollars ($[**]) and less than [**] dollars ($[**])	[**]% of Net Sales by Company, its Affiliates, and Sublicensees
The portion of aggregate annual Net Sales greater than [**] dollars ($[**])	[**]% of Net Sales by Company, its Affiliates, and Sublicensees

Enabled Products

Royalty Tiers	Royalty Rate
The portion of aggregate annual Net Sales up to and including [**] dollars ($[**])	[**]% of Net Sales by Company, its Affiliates, and Sublicensees
The portion of aggregate annual Net Sales greater than [**] dollars ($[**]) and less than [**] dollars ($[**])	[**]% of Net Sales by Company, its Affiliates, and Sublicensees
The portion of aggregate annual Net Sales greater than [**] dollars ($[**])	[**]% of Net Sales by Company, its Affiliates, and Sublicensees

Adjustment for Group B Licensed Products and Group B Enabled Products: The above royalty rates shall be reduced by [**] percent ([**]%) for applicable products that both (i) are Group B Licensed Products or Group B Enabled Products under the Cas9-II Agreement and (ii) are not also Licensed Products or Enabled Products under the Cas9-I Agreement or Cpf1 Agreement, pursuant to the terms set forth in Section 4.5.1.3 of the Cas9-II Agreement.